EXHIBIT 15

Deloitte & Touche LLP

50 Fremont Street

San Francisco, California 94105-2230

Tel: (415) 783-4000

Fax: (415) 783-4329

www.deloitte.com

December 4, 2003

The Gap, Inc.

Two Folsom Street

San Francisco, California 94105

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the periods ended November 1, 2003 and November 2, 2002, as indicated in our report dated December 4, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 1, 2003, is incorporated by reference in the following Registration Statements on Form S-8: No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54688, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, No. 333-90414, No. 333-103128, and No. 333-105934 and Registration Statement No. 333-87442 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Francisco, California